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                                 Exhibit 23.4


              CONSENT OF INDEPENDENT PETROLEUM RESERVE ENGINEERS


Dear Sirs:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of portions of our reports entitled "UMC Petroleum Corporation, Evaluation of Certain Interests in the State of Montana, SEC Parameters, as of January 1, 1997", dated February 5, 1997; and "UMC Resources Canada Ltd., Evaluation of Oil & Gas Reserves, SEC Parameters, as of January 1, 1997", dated February 10, 1997 (the "Reports") and to our having evaluated the Corporations' interest in oil and gas reserves. We also consent to the reference of our firm under the caption "Experts".


Sincerely,

McDANIEL & ASSOCIATES CONSULTANTS LTD.



/s/ P.A. WELCH
--------------------------------------
P. A. Welch, P. Eng.
Vice President

Calgary, Alberta
Dated:  May 28, 1997